                                                                    EXHIBIT 12.2

                             SNYDER OIL CORPORATION

                      COMPUTATION OF RATIO OF EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                  (UNAUDITED)

                                                                                                  THREE
                                                      YEAR ENDED DECEMBER 31,                  MONTHS ENDED
                                        ----------------------------------------------------    MARCH 31,
                                         1992       1993       1994        1995       1996         1997
                                        -------    -------    -------    --------    -------   ------------
                                                       (DOLLARS IN THOUSANDS)
Income (loss) before taxes, minority
  interest and extraordinary item...    $15,027    $22,538    $13,510    $(40,604)   $74,701     $31,600
Interest expense....................      4,997      5,315     10,337      21,679     23,587       6,787
                                        -------    -------    -------    --------    -------     -------
Earnings before taxes, minority
  interest, extraordinary item and
  interest expense..................    $20,024    $27,853    $23,847    $(18,925)   $98,288     $38,387
                                        =======    =======    =======    ========    =======     =======
Interest expense....................    $ 4,997    $ 5,315    $10,337    $ 21,679    $23,587     $ 6,787
Preferred stock dividends...........      4,800      9,100     10,806       6,210      6,210       1,550
Adjustment to tax effect preferred
  stock dividends...................         --         --         --          --        429         690
Preferred stock dividends of
  majority owned subsidiary.........         --         --         --          --      1,520         502
                                        -------    -------    -------    --------    -------     -------
          Total fixed charges.......    $ 9,797    $14,415    $21,143    $ 27,889    $31,746     $ 9,529
                                        =======    =======    =======    ========    =======     =======
Ratio of earnings to combined fixed
  charges and preferred dividends...       2.04       1.93       1.13         N/A(1)    3.10        4.03
                                        =======    =======    =======    ========    =======     =======

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(1) Earnings were inadequate to cover combined fixed charges and preferred dividends by $46.8 million.